Exhibit 99.1

PCFG Corporate Update

TORONTO, November 30, 2005 – Pacific Gold Corp. (OTCBB: PCFG) today provided updates on the status of its projects at Nevada Rae’s Black Rock Canyon mine, Fernley Gold, and Project W, as well as the Company’s recent financing activities.

Black Rock Canyon Mine

Pacific Gold Corp. has made steady progress on the construction of the main building and mill at the Black Rock Canyon mine near Crescent Valley, Nevada.

Building #1 which houses the mill’s screen plant, gold room and staff area, is now complete, and the interior finishing (i.e., plumbing and electrical) is underway.  The Company’s electrical contractors are on-site on a daily basis, and the electrical power hook-up and wiring is expected to be completed by the middle of December.

The JCI screen plant has been installed, and the Company’s work crew is completing fabrication and installation of the gravel processing equipment.

The large main pit and retaining wall where the gravels will be deposited by the haul trucks has now been completed.  The Company has received delivery of its vibrating grizzly feeder and hopper extension.  Both of these major pieces of the mill are scheduled for installation this week.

Remaining work in progress includes:  plumbing of the plant and facilities (including pump and pipe installation); positioning of the remaining plant equipment; road work; security requirements; and safety policies, training, and MSHA inspections.

Additionally, the first mining block of gravels has been stripped and prepared for excavation.  To-date, approximately 5,000 yards of gravels has been stockpiled for pre-production testing of the plant, with plans to move into full-production early in the new year.

In October and November 2005, the Company experienced a delay in completion of the building construction, resulting from a shortage of qualified skilled labor in the region, and more recently poor weather conditions.  As a result of the recent delays, and the fact that the holiday season is fast-approaching, the Company is now expecting the official start of production at the Black Rock Canyon mine during the first quarter of 2006.

Pictures of the construction progress at the Black Rock Canyon mine are available for viewing on the Company’s website at;

www.pacificgoldcorp.com/ir/photogallery/photo_building.html

Fernley Gold

Fernley Gold is pleased to announce that it has been granted a testing permit for the Lower Olinghouse Placers, located in north-western Nevada.  Fernley Gold estimates 445,000 ounces of gold resource in proven, probable and inferred reserves.  The objective is to undertake a sampling program that can provide valuable information to Fernley Gold, in conjunction with the submission of a full Plan of Operations in 2006.  The testing is expected to be completed in the spring of 2006.

Project W

Pilot Mountain Resources is in the planning process for updating its feasibility study and determining an effective plan of action for Project W, located in north-central Nevada.

Financing Activities

Pacific Gold Corp. is actively seeking additional financing to fund the next phases of its business plan. It currently does not have any sources of financing and has not determined the nature of any financing which may include loans and sales of debt and equity securities. The Company is seeking up to $2 million to update the Project W feasibility study, additional acquisitions and for general working capital.

To find out more about Pacific Gold Corp. (OTCBB: PCFG), visit our website at http://www.pacificgoldcorp.com/. Or contact the Company directly at 416-214-1483.

About the Company

The Company's business plan provides for the acquisition and development of production-ready and in-production mining operations.  The Company is currently focused on alluvial gold and base metals operations located in western North America. Pacific Gold Corp. owns four operating subsidiaries. Nevada Rae Gold, Inc. ("Nevada Rae") owns and operates the Black Rock Canyon gold mine, located in north-central Nevada.  Pilot Mountain Resources Inc.("Pilot Mountain") owns Project W, a large tungsten based deposit in Nevada.  Fernley Gold, Inc. ("Fernley Gold") acquired exclusive lease rights to mine the Lower Olinghouse Placers in north-western Nevada.  Oregon Gold, Inc. ("Oregon Gold") owns the Bear Bench claims and Defiance mine, located in south-western Oregon.

This news release includes forward-looking statements that reflect Pacific Gold Corp.'s current expectations about its future results, performance, prospects and opportunities. Pacific Gold Corp. has tried to identify these forward-looking statements by using words and phrases such as "may", "will", "expects", "anticipates", "believes", "intends", "estimates", "should", "typical", "we are confident" or similar expressions. These forward- looking statements are based on information currently available to Pacific Gold Corp. and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects of opportunities in the remainder of 2005 and beyond, to differ materially from those expressed in, or implied by, these forward-looking statements.